EXHIBIT 10.4
Certain information in this exhibit (indicated by “[*****]”), which is not material and is the type of information that the Registrant treats as private or confidential, has been omitted pursuant to Item 601(b)(10) of Regulation S-K.

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into by and between California Resources Corporation, a Delaware corporation (the “Company”), and Michael L. Preston (“Employee”) effective as of June 8, 2021 (the “Effective Date”).
1.Employment. During the Employment Period (as defined below), the Company shall employ Employee, and Employee shall serve, as Executive Vice President, Chief Administrative Officer and General Counsel of the Company and in such other position or positions as may be assigned from time to time by the board of directors of the Company (the “Board”) or the Chief Executive Officer of the Company (the “CEO”).
2.Duties and Responsibilities of Employee.
(a)During the Employment Period, Employee shall actively engage in the business and affairs of the Company (together with its direct and indirect subsidiaries, the “Company Group”) as may be requested by the Board or the CEO from time to time, devote such amount of Employee’s business time and attention as is reasonably necessary to manage the business and affairs of the Company, which amount of time will constitute substantially all of Employee’s business time.  Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board or the CEO from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; (iii) with the prior written consent of the Board, engage in other personal and passive investment activities; and (iv) with the prior written consent of the Board, serve on the board of directors of up to two for-profit corporations (collectively, the “Permitted Activities”), so long as such engagements, ownership, interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.
(b)Employee hereby represents and warrants that Employee is not the subject of, or a party to, any non-competition or non-solicitation covenant, non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.
(c)Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.
3.Compensation.
(a)Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $500,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than twice per month. The Base Salary shall be subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased, but not decreased, at the discretion of the Compensation Committee following consultation with the other independent members of the Board.
(b)Annual Bonus. Employee shall be eligible for bonus compensation for calendar year 2021 and each subsequent complete calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”). The target Annual Bonus for each such calendar year (the “Bonus Year”) shall be 100% of Employee’s Base Salary in effect as of the first day of the Bonus Year (or, with respect to calendar year 2021, in effect on the Effective Date), and the actual Annual Bonus for a Bonus Year may range from 0% to 200% of such target Annual Bonus depending on the level of achievement of the performance targets as determined by the Compensation Committee under the applicable “Annual Bonus Scorecard” for the Bonus Year. The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Compensation Committee annually, in its sole discretion, and communicated to Employee within the first one-hundred twenty (120) days of the applicable Bonus Year. The Annual Bonus that Employee shall be eligible to receive for the 2021 calendar year shall not be prorated. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Compensation Committee certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year. Notwithstanding anything in this Section 3(b) to the contrary, but subject to Section 7, no Annual Bonus, if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid.
(c)Long-Term Incentive Awards. On January 25, 2021 (the “Date of Grant”), the Compensation Committee granted to Employee under the Company’s 2021 Long Term Incentive Plan (such plan, or any successor plan, the “LTIP”) (i) an award of restricted stock units (the “Initial RSUs”) and (ii) an award of performance stock units (the “Initial

PSUs”). Provided that Employee is employed by the Company on the applicable date of grant, Employee shall be eligible to receive annual long-term incentive awards under the LTIP commencing in calendar year 2023 with a grant date target value not less than 220% of Employee’s Base Salary as in effect on the applicable date of grant of such award on such terms and conditions as the Board and the Compensation Committee shall determine from time to time. While it is currently anticipated that such annual long-term incentive awards will be in the form of a combination of restricted stock units (30% of the annual award, and vesting in one-third increments on each of the first three anniversaries of the date of grant) and performance stock units (70% of the award, and cliff vesting at the end of a three (3)-year performance period), nothing herein shall be construed to give Employee any rights to any particular type of grant or award except as provided in such award to Employee in writing and authorized by the Board or the Compensation Committee. All awards granted to Employee under the LTIP shall be subject to and governed by the terms and provisions of the LTIP as in effect from time to time and the award agreements evidencing such awards.
4.Term of Employment. The term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the first (1st) anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Employee’s employment under this Agreement has not been terminated pursuant to Section 7, then said term of employment shall automatically be extended for an additional one (1)-year period unless on or before the date that is ninety (90) days prior to the first day of any such extension period either party gives written notice to the other that no such automatic extension shall occur, in which case the term of employment shall terminate as of the Initial Expiration Date or the anniversary of the Initial Expiration Date immediately following the giving of such notice, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
5.Business Expenses. Subject to Section 21, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties hereunder during the Employment Period so long as Employee timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.
6.Benefits.

(a)During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time, including, without limitation, the California Resources Corporation Domestic Relocation Program. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.
(b)The Company shall reimburse Employee up to $5,000 for legal fees incurred in connection with the review of this Agreement.
(c)The Company shall cover Employee under directors and officers liability insurance from the Effective Date, through the Employment Period, and, while potential liability exists, after the end of the Employment Period, on the most favorable terms as provided to any other director or executive officer of the Company.
(d)Subject to Section 21, in the event the Company relocates its principal corporate offices from Santa Clarita, California and Employee chooses to relocate from Employee’s current residence to a location mutually agreeable to Employee and the Company within twelve (12) months of the relocation of the principal corporate offices, then the Company shall reimburse Employee for reasonable relocation expenses in accordance with the California Resources Corporation Domestic Relocation Program, so long as Employee submits all documentation for such reimbursement within thirty (30) days following the date the applicable expense is incurred by Employee, as required by Company policy in effect from time to time. Any reimbursement of expenses described in the first sentence of this subparagraph shall be made by the Company upon or as soon as practicable following receipt of supporting documentation (but in any event not later than March 15 following the calendar year in which the related expense is incurred by Employee); provided, however, that in no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.
7.Termination of Employment.
(a)Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean Employee’s commission of an act or omission, or Employee causing the Company or any other member of the Company Group to commit an act or omission, that constitutes:
(i)Employee’s fraud or misconduct;
(ii)Employee’s violation of applicable law in connection with the management, operation or reputation of the Company or any other member of the Company Group that results in (or could reasonably be expected to result in) material injury to the Company or any other member of the Company Group;

(iii)Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group, including Employee’s material breach of any representation, warranty or covenant made under any such agreement;
(iv)Employee’s act of theft, embezzlement or misappropriation of the property of the Company or any other member of the Company Group, in each case, that results in (or could reasonably be expected to result in) material financial or reputational harm to the Company or any other member of the Company Group; or
(v)Employee’s violation of the Company’s policies (to the extent such policies have been clearly communicated in writing to Employee) prohibiting unlawful sexual harassment, non-retaliation, or age, sex or other prohibited discrimination in the workplace.
Notwithstanding the foregoing, no determination of “Cause” may be made pursuant to Sections 7(a)(ii) or (iii) unless (1) within thirty (30) days of the Board obtaining actual knowledge of such action(s) or omissions Employee has been given written notice by the Board describing the specific alleged action(s) or omission(s) that constitute “Cause,” and (2) Employee has failed to cure such acts or omissions within thirty (30) days of such notice from the Board. Upon the termination of Employee’s employment pursuant to this Section 7(a), the Company shall pay to Employee (A) all earned and unpaid Base Salary as of the date of the termination of Employee’s employment with the Company, (B) reimbursement for all incurred but unreimbursed expenses for which Employee is entitled to reimbursement in accordance with Section 5, and (C) benefits to which Employee is entitled under the terms of any applicable benefit plan or program described in Section 6(a) (collectively, the “Accrued Benefits”). In addition, subject to any limitation under applicable law, previously paid compensation pursuant to Sections 3(b) and 3(c) (including pursuant to the Initial RSUs and Initial PSUs) shall be subject to clawback or forfeiture and cancellation at the discretion of the Compensation Committee in the event of a termination of Employee’s employment for Cause.
(b)Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee, in which event Employee shall receive the compensation and benefits described in Section 7(f).
(c)Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason, in which event Employee shall receive the compensation and benefits described in Section 7(f). For purposes of this Agreement, “Good Reason” shall mean any of the following occurring without Employee’s consent:
(i)a material adverse change in Employee’s title, duties or responsibilities (including reporting responsibilities);
(ii)a material reduction in Employee’s Base Salary;

(iii)a relocation of Employee’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change (excluding, however, any relocation of Employee’s primary work location to a city in Los Angeles County, California where the Company maintains its principal corporate offices or within 25 miles of any such city); or
(iv)a material breach by the Company of any of its obligations under this Agreement.
The Company and Employee agree that Good Reason shall not exist unless and until Employee provides the Company with written notice of the acts alleged to constitute Good Reason within 90 days of Employee’s knowledge of the occurrence of such event, and Company fails to cure such acts within 30 days of receipt of such notice. Employee must terminate employment within 60 days following the expiration of such cure period for the termination to be on account of Good Reason.
(d)Death or Disability. Upon the death or Disability of Employee, Employee’s employment with the Company shall automatically terminate and the Company shall pay to Employee or Employee’s estate, as applicable, (i) the Accrued Benefits, (ii) any earned and unpaid Annual Bonus for the calendar year preceding the year in which such termination of employment occurs (which amount shall be paid within sixty (60) days following the date of such termination of employment but in no event later than March 15 of the year following the Bonus Year to which such Annual Bonus relates), and (iii) an Annual Bonus for the year in which such termination of employment occurs based on actual performance results for the applicable Bonus Year and prorated for the period of days beginning on the first day of the applicable Bonus Year and ending on the date of such termination of employment relative to the number of days in the applicable Bonus Year. The prorated Annual Bonus described in clause (iii) of the preceding sentence, if any, shall be paid in cash at the same time corresponding bonuses are paid to similarly situated employees of the Company, but in no event later than March 15 following the year in which such termination of employment occurs. For purposes of this Agreement, a “Disability” shall exist if, as determined in the reasonable opinion of a licensed physician, Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment, that continues for a period in excess of ninety (90) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period.
(e)Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for

Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)). Upon the termination of Employee’s employment pursuant to this Section 7(e) or at the expiration of the term provided in Section 4 because Employee provided written notice of non-renewal to the Company, then the Company shall pay to Employee the Accrued Benefits.
(f)Effect of Termination of Employment without Cause, for Good Reason or for Non-Renewal by the Company.
(i)If Employee’s employment is terminated at the expiration of the term provided in Section 4 because the Company provided written notice of non-renewal to Employee, or prior to the expiration of such term by the Company without Cause pursuant to Section 7(b) or by Employee for Good Reason pursuant to Section 7(c), then the Company shall pay Employee the Accrued Benefits and any earned and unpaid Annual Bonus for the calendar year preceding the year in which such termination of employment occurs (which amount shall be paid within sixty (60) days following the date of such termination of employment but in no event later than March 15 of the year following the Bonus Year to which such Annual Bonus relates) and, so long as (and only if) Employee: (x) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company and generally used by the Company with respect to similarly situated employees (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 7(f); and (y) abides by the terms of each of Sections 9 and 10, then:
(A) The Company shall make severance payments to Employee in a total amount equal to eighteen (18) months’ worth of Employee’s Base Salary for the year in which such termination occurs (such total severance payments being referred to as the “Severance Payment”). The Severance Payment will be divided into substantially equal installments paid over the eighteen (18)-month period following the date on which Employee’s employment terminates (the “Termination Date”). On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Termination Date, and each of the remaining installments shall be paid on the

Company’s regularly scheduled pay dates during the remainder of such eighteen (18)-month period; provided, however, that to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(i) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first Business Day (as defined below) preceding the Applicable March 15 if the Applicable March 15 is not a Business Day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in San Francisco, California, are authorized or required by law to be closed.
(B)The Company shall pay Employee an amount equal to one (1) times Employee’s target Annual Bonus for the Bonus Year (one and one-half (1.5) times, if such termination occurs upon or within the one (1)-year period following a Change in Control (as such term is defined in the LTIP, but excluding any event that would otherwise constitute a Change in Control and that relates solely to any acquisition of securities of the Company by a stockholder of the Company that owns 20% or more of either the Outstanding Stock (as such term is defined in the LTIP) or the Outstanding Company Voting Securities (as such term is defined in the LTIP) as of the Effective Date (or by such a stockholder and/or one or more of its affiliates))) in which the Termination Date occurs, which amount shall be paid on the First Payment Date, but in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.
(C)During the portion, if any, of the eighteen (18)-month period following the Termination Date (the “Reimbursement Period”) that Employee elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Employee on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by

Employee to the Company within thirty (30) days following the date on which the applicable premium payment is due to be paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (x) the last day of the Reimbursement Period; (y) the date Employee is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company or such other member of the Company Group.
(D)One-hundred percent (100%) of the Initial RSUs shall immediately become nonforfeitable, and, notwithstanding anything to the contrary in the award agreement evidencing the grant of the Initial PSUs, one-hundred percent (100%) of the Initial PSUs shall become “Vested PS Units” (as such term is defined in the award agreement evidencing the grant of the Initial PSUs), shall remain outstanding only until the earlier of the date that is six months after the Termination Date or the last day of the applicable performance period, and shall be eligible to become earned based on the level of achievement of the applicable performance goal only through such earlier date.
The payments and benefits described in clauses (A), (B), (C) and (D) above are collectively referred to herein as the “Termination Benefits.”
(ii)If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Termination Benefits. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(g)After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines, in good faith, that Employee is eligible to receive the Termination Benefits pursuant to Section 7(f) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 9 or 10; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Termination Benefits and Employee shall promptly return to the Company all installments of the Termination Benefits received by Employee prior to the date that the Company determines that the conditions of this Section 7(g) have been satisfied. In addition, the provisions of the last sentence of Section 7(a) shall apply, and, subject to any limitation under applicable law, previously paid compensation pursuant to Sections 3(b) and 3(c) (including pursuant to the Initial RSUs and Initial PSUs) shall be subject to clawback or forfeiture and cancellation at the discretion of the Compensation Committee in the event Employee fails to abide by the terms of Sections 9 or 10.
8.Disclosures. Promptly (and in any event, within three (3) Business Days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for or to any member of the Company Group.
9.Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). As a condition of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Employee’s employment hereunder, Employee shall comply with this Section 9.
(a)Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with or providing services to the Company or any other member of the Company Group.
(b)Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i)disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(ii)disclosures to third parties when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and in the best interest of the Company Group;
(iii)disclosures and uses that are approved in writing by the Board; or
(iv)disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(d)All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise), that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement,

Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.
(e)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.
10.Ownership of Intellectual Property.
(a)Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (i) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (ii) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company in writing.

To support Employee’s disclosure obligation herein, Employee shall keep and maintain adequate and current written records of all Company Intellectual Property made by Employee (solely or jointly with others) during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.
(b)All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Employee to the Company, Employee shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.
(c)Employee recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Employee developed entirely on Employee’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.
(d)To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Employee retains any Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Employee hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Employee shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.
(e)All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, information, developments, improvements, and trade secrets of which Employee is the sole or joint author, creator, contributor, or inventor that were made or developed by Employee prior to Employee’s employment with or affiliation with the Company or any other member of the Company Group, or in which Employee asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and Employee represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, Employee hereby represents and warrants that there are no Prior Inventions, and Employee shall make no claim of any rights to any Prior Inventions. If, in the course of

Employee’s employment with or affiliation with the Company or any other member of the Company Group, Employee incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with such product, process, or device of any member of the Company Group.
(f)Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement.. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.
(g)In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Employee hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Employee.
(h)In the event that Employee enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Employee shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Employee’s termination of employment. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to assign said contracts or agreements, or if Employee does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to

Employee’s termination of employment, Employee hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.
(i)Notwithstanding the foregoing, in no event will Employee be required to assign to the Company Employee’s rights, title, or interest in any invention that qualifies fully under the provisions of California Labor Code Section 2870 (a copy of which is attached as Exhibit B), including any invention which is developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, and that either (i) is not related to the Company’s business (either actual or demonstrably anticipated), or (ii) does not result from work performed for the Company (an “Other Invention”). Employee will advise the Company promptly in writing of any invention that Employee believes constitutes an Other Invention. Employee agrees that Employee will not incorporate, or permit to be incorporated, any Other Invention owned by Employee or in which Employee has an interest into a Company Group product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Employee’s employment with any member of the Company Group, Employee incorporates into a Company Group product, process or service an Other Invention owned by Employee or in which Employee has an interest, Employee hereby grants to the Company and the other members of the Company Group a non-exclusive, royalty-free, fully paid up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.
11.Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.
12.Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.
13.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars.

The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. The word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
14.Applicable Law. This Agreement shall in all respects be construed according to the laws of the State of California without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Los Angeles, California.
15.Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof, other than any indemnification rights or equity award agreements, whether pursuant to the LTIP or otherwise, which are in effect or outstanding as of the Effective Date. This Agreement may be amended only by a written instrument executed by both parties hereto.
16.Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
17.Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.
18.Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by express overnight courier service, or (c) on the second Business Day following deposit with a nationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:
If to the Company, addressed to:

California Resources Corporation
27200 Tourney Road
Suite 200
Santa Clarita, California 91355
Attention: General Counsel
If to Employee, addressed to:
Michael L. Preston
[*****]
[*****]
(Or, if different, the latest address on file with the Company)
19.Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
20.Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.
21.Section 409A.
(a)Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(c)Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of  the date of Employee’s death or the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
22.Effect of Termination. The provisions of Sections 7(a), 9-13 and 20 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.
23.Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8-12 and 20 and shall be entitled to enforce such obligations as if a party hereto.
24.Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided for in this Agreement (beginning with any benefit to be paid in cash hereunder) shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made by the Compensation Committee in good faith and in consultation with tax and legal advisors of the Company. If a reduced payment or benefit is made and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 24 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.
25.Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

Name: Michael L. Preston

COMPANY

CALIFORNIA RESOURCES CORPORATION

By:
Name:    Mark A. (Mac) McFarland
Title:    President and Chief Executive Officer

Signature Page
to
Employment Agreement

EXHIBIT A
PRIOR INVENTIONS
1.    The following is a complete list of all Prior Inventions relevant to the subject matter of Employee’s employment by the Company that have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to Employee’s employment with or affiliation with the Company or any other member of the Company Group:
Check appropriate space(s):

        None.

        See below:

        Due to confidentiality agreements with a prior employer, Employee cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

        Additional sheets attached.

2.    Employee proposes to bring to Employee’s employment the following devices, materials, and documents of a former employer or other person to whom Employee has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Employee’s employment pursuant to the express written authorization of Employee’s former employer or such other person (a copy of which is attached to this Agreement):
Check appropriate space(s):

        None.

        See below.

        Additional sheets attached.

Exhibit A

EXHIBIT B
CALIFORNIA LABOR CODE SECTION 2870
(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)     Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)     Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
Exhibit B